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                                   EXHIBIT 99


                             FOR IMMEDIATE RELEASE
                             ---------------------


     Hiram, Georgia.    April 7, 1998.  Community Trust Financial Services
Corporation ("Community Trust") announced today that it has filed a Registration Statement with the Securities and Exchange Commission in connection with a proposed offering by Community Trust of a minimum of $3 million and a maximum of $5 million worth of its Common Stock. Community Trust is the holding company for Community Trust Bank and is headquartered in Hiram, Georgia.

     The price per share at which the Common Stock will be offered for sale and, therefore, the precise number of shares to be offered will be determined by the Board of Directors of Community Trust at such time as the Registration Statement is declared effective by the Securities and Exchange Commission, which is expected to occur in May or June of this year. The Common Stock will be offered first to existing shareholders of Community Trust. In the event that shares remain to be sold after the offering to existing shareholders, the Common Stock will be offered to the general public.

      This announcement is neither an offer to sell nor a solicitation of an offer to buy shares of the Common Stock. Such an offer may be made only by means of a prospectus.